Exhibit 10.2

EXECUTIVE TRANSITION AND SEPARATION AGREEMENT

This Executive Transition and Separation Agreement (this “Agreement”), is entered into as of the date set forth on the signature page below (the “Execution Date”), by and between Dr. Calvin H. Knowlton (“you”) and Tabula Rasa Healthcare, Inc. (together with its wholly owned subsidiaries and affiliates, the “Company”).

BACKGROUND

WHEREAS, you currently serve as Chief Executive Officer of the Company (“CEO);

WHEREAS, you and the Company are parties to that certain Change-In-Control and Severance Agreement, effective January 1, 2018 (the “Severance Agreement”), which will terminate in its entirety upon execution of this Agreement;

WHEREAS, you are resigning from the Board of Directors of the Company (the “Board”) effective as of the Execution Date and the execution of this Agreement shall constitute such resignation (the “Resignation Date”);

WHEREAS, you and the Company have mutually agreed that your employment with the Company will end on the Execution Date (the “Termination Date”) and you have agreed to enter into a consulting agreement with the Company pursuant to which the Company will engage you as an independent contractor to provide certain advisory and transition services from the Termination Date through December 31, 2022 as set forth in such consulting agreement, substantially in the form attached hereto as Exhibit A (the “Consulting Agreement”);

WHEREAS, both you and the Company desire to enter into this Agreement to set forth the terms and conditions of the termination of your employment with the Company, including your agreement to provide certain advisory and transition services through December 31, 2022 pursuant to the Consulting Agreement and the severance payable to you upon the Termination Date.

NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement and of other good and valuable consideration, the sufficiency of which you acknowledge, and intending to be legally bound hereby, you and the Company agree as follows:

1.          Recitals. The foregoing recitals are hereby made part of this Agreement and are incorporated herein by reference.

2.          General Terms of Separation. Regardless of whether you sign this Agreement, the Company will provide you with (a) any $566,500 (“Base Salary”) earned through the Termination Date that remains unpaid; (b) any accrued but unused personal time off days; (c) reimbursement for any outstanding expenses for which you have not been reimbursed and which are authorized and (d) any vested benefits under the Company’s employee benefit plans in accordance with the terms of such plans, as accrued through the Termination Date (collectively, the “Accrued Obligations”). The Accrued Obligations, which are set forth on Schedule A, shall be paid following the Termination Date at such times and in accordance with such plans and policies as would normally apply to such amounts or benefits.

3.         Consideration. If you (a) sign and do not revoke this Agreement (b) comply with the obligations set forth in this Agreement and (c) continue to comply with the restrictive covenants in Paragraph 7 below, then the Company will provide you with the following severance payments and benefits (collectively, the “Consideration”):

(i)        You will receive continuation of your Base Salary in accordance with the Company’s regular payroll practices, less all relevant taxes and other withholdings, for a period of eighteen (18) months starting on the first payroll date following the Termination Date.

(ii)       For the eighteen (18) months following the Termination Date (the “Coverage Period”), if you timely and properly elect to receive continued health coverage under the Company’s health plan under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), you will receive continued health (including hospitalization, medical, dental, vision, etc.) insurance coverage (“COBRA Coverage”) that is substantially similar in all material respects to the coverage provided to other Company employees as of the Termination Date, provided that you pay to the Company, on a monthly basis, an amount equal to the amount active Company employees pay for such coverage. You agree to promptly notify the Company of your coverage under an alternative health plan upon becoming covered by such alternative plan, at which time your COBRA Coverage may be reduced or eliminated, as applicable, to the extent that continued receipt of COBRA Coverage would result in duplicative benefits. The COBRA continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) shall run concurrently with the Coverage Period.

(iii)      You will receive reimbursement for reasonable fees and costs you incur for outplacement services during the twelve (12) months following the Termination Date, up to a maximum of $25,000, provided that you submit any requests for reimbursement to the Company within thirty (30) days of the date the expense is incurred.

(iv)      424,707 unvested shares of restricted stock you hold pursuant to the Company’s 2016 Omnibus Incentive Compensation Plan will vest as of the Termination Date. All other restricted stock awards, including all performance stock unit awards you hold in the Company that are unvested as of the Termination Date will be terminated and cancelled as of the Termination Date.

You agree and acknowledge that the payments described in Section 2 are the final compensation to which you are entitled and you are not owed any other money or compensation for services performed. You will not be eligible for the Consideration described in this Paragraph 3 unless the Company has received an executed copy of this Agreement, which has not been revoked. You further agree that the amounts described in Section 3 are the full consideration for this Agreement and are equal to or exceed the severance benefits described in the Severance Agreement and are equal to or exceed any benefits, compensation, or other financial consideration to which Employee would be entitled absent his signing of this Agreement.

4.          General Release.

(a)         In exchange for the consideration and other conditions set forth in this Agreement, you hereby generally and completely release the Company, each of their affiliated entities, and their respective current and former directors, officers, employees, shareholders, stockholders, partners, general partners, limited partners, managers, members, managing directors, operating affiliates, agents, attorneys, predecessors, successors, Company and subsidiary entities, insurers, assigns and affiliated entities (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising from or related to events, acts, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising from or in any way related to your employment or other participation in connection with any of the Released Parties, or the termination of that employment or participation; (b) all claims related to compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, change-in-control payments, fringe benefits, or profit sharing or any claims under the Severance Agreement; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Employee Retirement Income Security Act of 1974 (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), and the Older Workers Benefit Protection Act (the “OWBPA”). In giving the releases set forth above, which include claims which may be unknown to you at present, you hereby expressly waive and relinquish all rights and benefits under any law or legal principle in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims. Notwithstanding anything to the contrary in this Paragraph 4, you are not prohibited from making or asserting and you are not waiving: (i) your rights under this Agreement; (ii) any claims for unemployment compensation, workers’ compensation or state disability insurance benefits pursuant to the terms of applicable state laws; (iii) any claim for vested benefits under any Company-sponsored retirement or welfare benefit plan; (iv) any other right that may not be released under applicable law; and (v) your rights, if any, to indemnification pursuant to the Company’s organizational documents or any D&O insurance policy.

(b)         In exchange for the conditions set forth in this Agreement, the Company hereby generally and completely releases you of and from any and all claims, liabilities and obligations, both known and unknown, in law or in equity, by contract, or otherwise, arising from or related to events, acts, or omissions occurring prior to or on the date you sign this Agreement, in each case, solely related to the pledges and subsequent forced sales of the Company’s securities sold by you and your spouse in November 2021.

5.          Reports to Government Entities. Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company, or any others covered by the Released Claims resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and you do not need to notify the Company that you have engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law. Pursuant to the Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the trade secrets of the Company or any of its affiliates that is made by you (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.          No Actions Pending Against the Company. You acknowledge and agree that that: (a) you are not aware of any facts that may constitute violations of the Company’s policies and/or legal obligations; and (b) you have not filed any discrimination, wrongful discharge, wage and hour, or any other complaints or charges against the Released Parties in any local, state or federal court, tribunal, or administrative agency.

7.          Restrictive Covenants. You expressly acknowledge that a condition your receipt of the Consideration set forth in Paragraph 3 is your continued compliance with the restrictive covenants set forth below,

(a)         Non-Competition. In consideration of the promises contained herein and the Consideration set forth in Paragraph 3, without the prior written consent of the Company, you shall not, at any time during the period commencing on the Execution Date and terminating on the three (3) year anniversary date of the Execution Date, (i) directly or indirectly engage in, represent in any way, be connected with, or otherwise render any services to any Competing Business (as hereinafter defined) competing with the business of the Company or any direct or indirect subsidiary or affiliate thereof in the United States, whether such engagement shall be as an officer, director, owner, employee, partner, affiliate or other participant in any Competing Business, or (ii) assist others in engaging in any Competing Business in the manner described in clause (i) above. As used herein, “Competing Business” shall mean any firm or business organization that competes (i) with the Company in the development and/or commercialization of data-driven technology and solutions (including, but not limited to, risk adjustment services, pharmacy benefit management solutions, cloud-based electronic health records solutions, and third-party administration services) or pharmacy services (including, but not limited to, medication fulfillment and adherence packaging services) to the types of entities now served or proposed to be served by the Company or (ii) in a business area discussed in writing by the Company before the Termination Date for entry within twelve (12) months of Termination Date. Notwithstanding the foregoing restrictions, it shall not be a violation of this Paragraph 7(a) for you to own a five (5%) percent or smaller interest in any corporation required to file periodic reports with the United States Securities and Exchange Commission, so long as you perform no services or lend any assistance to such corporation.

(b)         Non-Solicitation. In consideration of the promises contained herein and the Consideration set forth in Paragraph 3, without the prior written consent of the Company, you shall not, at any time during the period commencing on the Execution Date and terminating on the three (3) year anniversary date of the Execution Date, directly or indirectly, (i) induce or solicit any employees of the Company or any direct or indirect subsidiary or affiliate thereof to terminate their employment with the Company or any such direct or indirect subsidiary or affiliate or to engage in any Competing Business; (ii) hire any employee of the Company or any direct or indirect subsidiary or affiliate thereof or any person who was employed by the Company in the 12 month period prior to the hiring; or (iii) induce any entity or person with which the Company or any direct or indirect subsidiary or any affiliate thereof has a business relationship to terminate or alter such business relationship.

(c)         You understand that the foregoing restrictions may limit your ability to earn a livelihood in a business similar to the business of the Company or any subsidiary or affiliate thereof, but you nevertheless believes that you have received sufficient consideration and other benefit to justify clearly such restrictions which, in any event (given your education, skills and ability), you do not believe would prevent you from earning a living.

(d)         If the duration of, the scope of or any business activity covered by any provision of this Section 7 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. You hereby acknowledge that this Section 7 shall be given the construction that renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

(e)         Non-Disparagement.  During the period commencing on the Execution Date and terminating on the five (5) year anniversary date of the Execution Date, you shall not disparage the Company or their respective officers, directors, investors, employees, and affiliates or make any public statement reflecting negatively on the Company or their respective officers, directors, investors, employees, and affiliates, including (without limitation) any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement. The Company shall instruct and take all reasonable steps to cause its Named Executive Officers (as defined under Item 402 of Regulation S-K) and members of the Board not to, disparage the Executive on any matters relating to the Executive’s services to the Company, business, professional or personal reputation or standing in the pharmacy industry, irrespective of the truthfulness or falsity of such statement. Nothing in this section shall prohibit the Parties from testifying truthfully in any forum or to any governmental agency.

(f)          Proprietary Information.  During the period commencing on the Execution Date and terminating on the three (3) year anniversary date of the Execution Date, you shall hold in strictest confidence and will not disclose, use, lecture upon or publish any Proprietary Information (defined below) of the Company, unless the Company expressly authorizes such disclosure in writing or it is required by law or in a judicial or administrative proceeding in which event you shall promptly notify the Company of the required disclosure and assist the Company if a determination is made to resist the disclosure.  For purposes of this Paragraph 7(e), “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company or its respective affiliated entities, including (without limitation) any information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship; provided, that it shall not include any information that is known to the Company to be publicly available.

(e) Invention Assignment.  All inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to either the Company’s actual or anticipated business, research and development or existing or future products or services and which were conceived, developed or made by you while you were employed by the Company (the “Work Product”) belong to the Company and not you.  You shall promptly disclose such Work Product to the Board of Directors of the Company, and, for the period commencing on the Execution Date and terminating on the three (3) year anniversary date of the Execution Date, perform all actions reasonably requested by the applicable Board of Directors to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorneys and other instruments).

(f)  Return of Property.  On or before the Termination Date, you will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in your possession, under your control or to which you may have access.  You will not reproduce or appropriate for your own use, or for the use of others, any property, Proprietary Information or Work Product.

8.          Withholding: All payments under this Agreement are subject to applicable tax withholding.

9.          Compliance with Section 409A of the Code. This Agreement is intended to comply with the requirements of section 409A of the Code or an exception, and shall be administered accordingly. Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A to the extent applicable. Payments to be made upon termination of employment under this Agreement may only be made upon a “separation from service” under section 409A. For purposes of section 409A, each payment shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of a payment.

10.         Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey.

11.         Entire Agreement. This Agreement constitute the entire agreement between the parties relating to the matters contained herein and supersedes any and all prior representations, agreements, written or oral, expressed or implied.

12.        Severability. In the event a court, arbitrator, or other entity with jurisdiction determines that any portion of this Agreement (other than the general release clause) is invalid or unenforceable, the remaining portions of the Agreement shall remain in full force and effect.

13.        Headings; Days. Headings contained in this Agreement are for convenience of reference only and are not intended, and shall not be construed, to modify, define, limit, or expand the intent of the parties as expressed in this Agreement, and they shall not affect the meaning or interpretation of this Agreement. All references to a number of days throughout this Agreement refer to calendar days.

14.        Representations. You agree and represent that (a) you have read carefully the terms of this Agreement, including the general release; (b) you have had an opportunity to and have been advised by the Company to review this Agreement, including the general release, with an attorney; (c) you understand the meaning and effect of the terms of this Agreement, including the general release; (d) you were given twenty-one (21) days to determine whether you wished to sign this Agreement, including the general release; (e) your decision to sign this Agreement, including the general release, is of your own free and voluntary act without compulsion of any kind; (f) no promise or inducement not expressed in this Agreement has been made to you; and (g) you have adequate information to make a knowing and voluntary waiver.

15.         Revocation Period. If you sign this Agreement, you will retain the right to revoke it for seven (7) days (“Revocation Period”). If you revoke this Agreement, you are indicating that you have changed your mind and do not want to be legally bound by this Agreement. This Agreement shall not be effective until after the Revocation Period has expired without your having revoked it. To revoke this Agreement, you must send a letter to the attention of the General Counsel of the Company. The letter must be received within seven (7) days of your execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be received by the following business day. If you revoke this Agreement on a timely basis, you shall not be eligible for the Consideration set forth in Paragraph 3 above.

16.         Expiration Date. As noted above, you have twenty-one (21) days to decide whether you wish to sign this Agreement. If you do not sign this Agreement on or before that time, then this Agreement is withdrawn and you will not be eligible for the Consideration set forth in Paragraph 3 above.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, you and the Company hereby execute the foregoing Executive Transition and Separation Agreement as of the Execution Date set forth below.

Dr. Calvin H. Knowlton		Tabula Rasa Healthcare, Inc.
/s/ Calvin H. Knowlton		/s/ Brian W. Adams
Execution Date:	September 13, 2022	By:	Brian W. Adams
		Title:	Interim Chief Executive Officer
		Date:	September 13, 2022

7